Exhibit 99.2
For Immediate News Release
April 25, 2018

AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2018 OPERATING RESULTS

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended March 31, 2018 was $141,643,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) of 40.1% to $1.03 for the three months ended March 31, 2018, from $1.72 for the prior year period, due primarily to decreased disposition gains and increased depreciation expense, as presented in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended March 31, 2018 increased 6.4% to $2.17 from $2.04 for the prior year period. Core FFO per share (as defined in this release) for the three months ended March 31, 2018 increased 4.3% to $2.18 from $2.09 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended March 31, 2018 to its results for the prior year period:

Q1 2018 Results Compared to Q1 2017

	Per Share
	EPS	FFO	Core FFO

Q1 2017 per share reported results	$1.72	$2.04	$2.09
Established and Redevelopment Community NOI	0.02	0.02	0.01
Development and Other Stabilized Community NOI	0.20	0.20	0.21
Capital markets activity	(0.10)	(0.10)	(0.10)
Joint venture income and management fees	(0.05)	(0.05)	(0.01)
Overhead expense and other	(0.02)	(0.02)	(0.02)
Casualty loss, net	0.08	0.08	—
Gain on sale of real estate and depreciation expense	(0.82)	—	—
Q1 2018 per share reported results	$1.03	$2.17	$2.18

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the first quarter of 2018 to its January 2018 outlook:

First Quarter 2018 Results
Comparison to January 2018 Outlook

	Per Share
	EPS	FFO	Core FFO

Projected per share - January 2018 outlook (1)	$1.02	$2.16	$2.17
Established and Redevelopment Community revenue	0.01	0.01	0.01
Q1 2018 per share reported results	$1.03	$2.17	$2.18

(1) The mid-point of the Company's January 2018 outlook.

Operating Results for the Three Months Ended March 31, 2018 Compared to the Prior Year Period

For the Company, total revenue increased by $38,466,000, or 7.4%, to $560,792,000. This increase is primarily due to growth in revenue from stabilized operating communities and Development Communities.

For Established Communities, total revenue increased $9,818,000, or 2.4%, to $417,544,000. Operating expenses for Established Communities increased $6,173,000, or 5.3%, to $122,187,000. NOI for Established Communities increased $3,645,000, or 1.2%, to $295,357,000. Rental revenue for Established Communities increased 2.4%, as a result of an increase in Average Rental Rates of 2.5%, partially offset by a decrease in Economic Occupancy of 0.1%. If the Company were to include current and previously completed Redevelopment Communities as part of its Established Communities portfolio, the increase in Established Communities' rental revenue would have been 2.3%.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the three months ended March 31, 2018 compared to the three months ended March 31, 2017:

Q1 2018 Compared to Q1 2017
	Rental Revenue (1)	Opex (2)	NOI	% of NOI (3)
New England	2.8%	4.6%	1.8%	13.8%
Metro NY/NJ	1.7%	3.5%	0.9%	23.4%
Mid-Atlantic	0.7%	2.0%	0.2%	16.5%
Pacific NW	3.6%	15.5%	(0.6)%	5.5%
No. California	2.3%	3.9%	1.8%	20.0%
So. California	4.0%	10.1%	1.9%	20.8%
Total	2.4%	5.3%	1.2%	100.0%

(1) See Attachment 4, Quarterly Rental Revenue and Occupancy Changes, for additional detail.

(2) See Attachment 6, Operating Expenses ("Opex"), for discussion of variances.

(3) Represents each region's % of total NOI for Q1 2018, including amounts related to communities that have been sold or that are classified as held for sale.

Development Activity

During the three months ended March 31, 2018, the Company completed the development of three communities:

•	AVA NoMa, located in Washington, D.C.;

•	Avalon Brooklyn Bay, located in Brooklyn, NY; and

•	Avalon Somers, located in Somers, NY.

These communities contain an aggregate of 770 apartment homes and were constructed for an aggregate Total Capital Cost of $287,000,000.

At March 31, 2018, the Company had 18 communities under construction that in the aggregate are expected to contain 5,774 apartment homes and 97,000 square feet of retail space. Estimated Total Capital Cost at completion is $2,646,000,000, including the Company's share of communities being developed through joint ventures.

The projected Total Capital Cost of Development Rights at March 31, 2018 decreased to $3.7 billion from $3.8 billion at December 31, 2017.

During the three months ended March 31, 2018, the Company acquired two land parcels for future development, for an aggregate investment of $57,080,000. The Company anticipates starting construction of apartment communities on this land during 2018.

Liquidity and Capital Markets

At March 31, 2018, the Company did not have any borrowings outstanding under its $1,500,000,000 unsecured credit facility, and had $271,407,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (1) for the first quarter of 2018 was 5.1 times.

During the three months ended March 31, 2018, the Company issued $300,000,000 principal amount of unsecured notes in a public offering under its existing shelf registration statement for net proceeds of $296,210,000. The notes mature in April 2048 and were issued with a 4.35% coupon. The effective interest rate of the notes for the first ten years is 3.97%, including the impact of an interest rate hedge and offering costs, and for the remainder of the term the effective interest rate will be 4.39%.

Second Quarter 2018 Financial Outlook

For its second quarter 2018 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q2 2018
	Low		High

Projected EPS	$1.91	-	$1.97
Projected FFO per share	$2.15	-	$2.21
Projected Core FFO per share	$2.16	-	$2.22

(1) See Attachment 12 for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Second Quarter Conference Schedule

The Company is scheduled to participate in NAREIT’s REITWeek Conference in New York, NY, from June 5 - 7, 2018. During this conference, management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; portfolio strategy and other business and financial matters affecting the Company. Details on how to access related materials will be available beginning June 5, 2018 on the Company's website at http:// www.avalonbay.com/events.

(1) EBITDAre, as defined in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, is a supplemental performance measure of EBITDA for real estate companies.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Other Matters

The Company will hold a conference call on April 26, 2018 at 1:00 PM ET to review and answer questions about this release, its first quarter 2018 results, the Attachments (described below) and related matters. To participate on the call, dial 866-548-4713 domestically and 323-794-2093 internationally and use conference id: 6863687.

To hear a replay of the call, which will be available from April 26, 2018 at 6:00 PM ET to May 3, 2018 at 6:00 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally and use conference id: 6863687. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on April 26, 2018. These supplemental materials will be available on the Company's website for 30 days following the earnings call.

About AvalonBay Communities, Inc.

As of March 31, 2018, the Company owned or held a direct or indirect ownership interest in 288 apartment communities containing 84,162 apartment homes in 12 states and the District of Columbia, of which 18 communities were under development and 15 communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas primarily in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and the Northern and Southern California regions of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the Company's expectations and assumptions as of the date of this release regarding potential uninsured loss amounts and on-going investigations resulting from the casualty loss at Avalon at Edgewater ("Edgewater") are subject to change and could materially affect the Company's current expectations regarding the impact of the casualty loss. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31,

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

2017 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2018 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 12, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 12 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2018 AvalonBay Communities, Inc. All Rights Reserved

Avalon Great Neck
Great Neck, NY

AVA NoMa
Washington, DC

eaves Rancho Penasquitos
San Diego, CA

FIRST QUARTER 2018

Supplemental Operating and Financial Data

AvalonBay offers three distinct brands – **Avalon**, **AVA** and **eaves by Avalon** - each targeted to different customer segments with unique needs and preferences. This brand portfolio helps us reach new customers and better serve our existing residents.

AvalonBay COMMUNITIES

 FIRST QUARTER 2018

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information...........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information by Business Segment..............................................................................................	Attachment 3

Market Profile - Established Communities
Quarterly Rental Revenue and Occupancy Changes....................................................................................................	Attachment 4
Sequential Quarterly Rental Revenue and Occupancy Changes..................................................................................	Attachment 5
Operating Expenses ("Opex")........................................................................................................................................	Attachment 6

Development, Joint Venture, Debt Profile and Disposition Activity
Expensed Community Maintenance Costs and Capitalized Community Expenditures.................................................	Attachment 7
Development Communities............................................................................................................................................	Attachment 8
Future Development......................................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments......................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics.........................................................................................................................	Attachment 11

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 12

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 8, 9 and 12, are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies these attachments. Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
March 31, 2018
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2018	2017	% Change
Revenue:
Rental and other income	$559,906	$521,126	7.4%
Management, development and other fees	886	1,200	(26.2)%
Total	560,792	522,326	7.4%
Operating expenses:
Direct property operating expenses, excluding property taxes	111,405	104,233	6.9%
Property taxes	59,896	52,930	13.2%
Property management and other indirect operating expenses	18,976	17,490	8.5%
Total operating expenses	190,277	174,653	8.9%

Interest expense, net	(55,113)	(49,295)	11.8%
Loss on extinguishment of debt, net	(397)	—	(100.0)%
General and administrative expense	(13,664)	(13,226)	3.3%
Joint venture income (1)	1,740	16,672	(89.6)%
Investments and investment management	(1,643)	(1,321)	24.4%
Expensed acquisition, development and other pursuit costs, net of recoveries	(800)	(728)	9.9%
Depreciation expense	(159,059)	(140,621)	13.1%
Casualty and impairment gain (loss), net (2)	58	(11,688)	N/A
Gain on sale of communities	—	87,949	(100.0)%
(Loss) gain on other real estate transactions	(47)	366	N/A
Net income	141,590	235,781	(39.9)%

Net loss attributable to noncontrolling interests	53	94	(43.6)%
Net income attributable to common stockholders	$141,643	$235,875	(39.9)%

Net income attributable to common stockholders per common share - basic	$1.03	$1.72	(40.1)%
Net income attributable to common stockholders per common share - diluted	$1.03	$1.72	(40.1)%

FFO (3)	$300,137	$280,197	7.1%
Per common share - diluted	$2.17	$2.04	6.4%

Core FFO (3)	$301,796	$287,372	5.0%
Per common share - diluted	$2.18	$2.09	4.3%

Dividends declared - common	$203,166	$195,657	3.8%
Per common share	$1.47	$1.42	3.5%

Average shares and participating securities outstanding - basic	138,183,976	137,448,610	0.5%
Average shares outstanding - diluted	138,153,170	137,531,242	0.5%
Total outstanding common shares and operating partnership units	138,215,780	137,794,100	0.3%

(1)	Joint venture income includes amounts related to disposition activity as well as amounts earned for the Company's promoted interest.

(2)
Amount for the three months ended March 31, 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017, and the Maplewood casualty loss, partially offset by property damage insurance proceeds.

(3)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
March 31, 2018
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2018	2017

Real estate	$20,596,619	$20,561,272
Less accumulated depreciation	(4,345,596)	(4,218,379)

Net operating real estate	16,251,023	16,342,893
Construction in progress, including land	1,375,366	1,306,300
Land held for development	136,771	68,364
Real estate assets held for sale, net	121,387	—

Total real estate, net	17,884,547	17,717,557

Cash and cash equivalents	137,244	67,088
Cash in escrow	134,163	134,818
Resident security deposits	33,130	32,686
Investments in unconsolidated real estate entities	164,344	163,475
Other assets	293,019	299,197

Total assets	$18,646,447	$18,414,821

Unsecured notes, net	$6,150,633	$5,852,764
Unsecured credit facility	—	—
Notes payable, net	1,448,822	1,476,706
Resident security deposits	58,760	58,473
Liabilities related to real estate assets held for sale	1,244	—
Other liabilities	645,912	632,776
Total liabilities	8,305,371	8,020,719

Redeemable noncontrolling interests	5,952	6,056
Equity	10,335,124	10,388,046

Total liabilities and equity	$18,646,447	$18,414,821

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
March 31, 2018
(Dollars in thousands, except per home data)
(unaudited)

	Total	Quarter Ended	Quarter Ended
	Apartment	March	December
	Homes	31, 2018	31, 2017
RENTAL REVENUE (2)
Established (3)	56,286	$417,395	$417,216
Other Stabilized (3) (4)	10,213	70,745	67,578
Redevelopment (3)	7,070	52,779	52,724
Development (3)	7,237	15,112	11,206
Total Consolidated Communities	80,806	$556,031	$548,724

OPERATING EXPENSE
Established		$122,187	$116,900
Other Stabilized (4)		23,930	21,020
Redevelopment		18,485	17,625
Development		5,618	4,801
Total Consolidated Communities		$170,220	$160,346

NOI (3)
Established		$295,357	$300,530
Other Stabilized (4)		47,265	46,591
Redevelopment		34,335	35,137
Development		9,496	6,407
Total Consolidated Communities		$386,453	$388,665

AVERAGE REVENUE PER OCCUPIED HOME (5)
Established		$2,570	$2,569
Other Stabilized (4)		$2,421	$2,417
Redevelopment		$2,624	$2,622

ECONOMIC OCCUPANCY (3) (5)
Established		96.2%	96.2%
Other Stabilized (4)		95.2%	94.1%
Redevelopment		94.8%	94.8%

ESTABLISHED COMMUNITIES TURNOVER (6)
Current year period / Prior year period		43.7% / 44.8%	45.3% / 47.3%

ESTABLISHED COMMUNITIES LIKE-TERM EFFECTIVE RENT CHANGE (3)

	Q1 2018	Q1 2017	Q4 2017
New England	1.2%	1.9%	0.7%
Metro NY/NJ	0.1%	0.9%	1.3%
Mid-Atlantic	0.4%	2.0%	—%
Pacific NW	0.2%	5.5%	(1.3)%
No. California (7)	2.4%	0.1%	1.3%
So. California	2.8%	3.2%	2.6%
Total (7)	1.4%	1.7%	1.2%

(1)	Includes consolidated communities and excludes amounts related to communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income and business interruption insurance proceeds.
(3)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(4)
Results for these communities for quarters prior to January 1, 2018 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	For per home rent projections and Economic Occupancy for Development Communities currently under construction and/or completed in Q1 2018, see Attachment 8 - Development Communities.
(6)	Turnover represents the annualized number of units turned over during the period, divided by the total number of apartment homes for Established Communities for the respective reporting period.
(7)
Like-term effective rent change for No. California in Q1 2017 reflects the impact of rent control legislation, which included a cumulative adjustment for prior periods, and created negative rent change at three communities in Mountain View, CA. Excluding these communities, like-term effective rent change for No. California and total Established Communities for Q1 2017 would have been 0.5% and 1.8%, respectively.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
March 31, 2018
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
												% Change
		Q1 18	Q1 17	% Change	Q1 18	Q1 17	% Change	Q1 18	Q1 17	% Change		incl. Redev (4)
New England
Boston, MA	6,175	$2,495	$2,408	3.6%	95.5%	96.1%	(0.6)%	$44,143	$42,850	3.0%		2.7%
Fairfield-New Haven, CT	1,970	2,439	2,404	1.5%	96.3%	95.9%	0.4%	13,888	13,623	1.9%		1.9%
New England	8,145	2,482	2,407	3.1%	95.7%	96.0%	(0.3)%	58,031	56,473	2.8%		2.5%

Metro NY/NJ
New York City, NY	4,033	3,790	3,746	1.2%	95.8%	95.9%	(0.1)%	43,926	43,451	1.1%		0.3%
New York - Suburban	3,233	3,042	2,990	1.7%	95.9%	96.4%	(0.5)%	28,298	27,968	1.2%		1.4%
New Jersey	4,424	2,483	2,423	2.5%	96.5%	96.0%	0.5%	31,812	30,880	3.0%		2.9%
Metro NY/NJ	11,690	3,088	3,037	1.7%	96.1%	96.1%	0.0%	104,036	102,299	1.7%		1.4%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,465	2,171	2,151	0.9%	95.9%	96.1%	(0.2)%	59,127	58,687	0.7%		0.7%
Mid-Atlantic	9,465	2,171	2,151	0.9%	95.9%	96.1%	(0.2)%	59,127	58,687	0.7%		0.7%

Pacific Northwest
Seattle, WA	3,256	2,252	2,171	3.7%	96.3%	96.4%	(0.1)%	21,188	20,447	3.6%		3.5%
Pacific Northwest	3,256	2,252	2,171	3.7%	96.3%	96.4%	(0.1)%	21,188	20,447	3.6%		3.5%

Northern California
San Jose, CA	4,197	2,744	2,684	2.2%	97.2%	97.4%	(0.2)%	33,581	32,914	2.0%		2.5%
Oakland-East Bay, CA	3,487	2,559	2,496	2.5%	96.6%	96.5%	0.1%	25,854	25,194	2.6%		2.5%
San Francisco, CA	3,349	3,373	3,318	1.7%	96.5%	95.8%	0.7%	32,699	31,944	2.4%		2.4%
Northern California	11,033	2,876	2,817	2.1%	96.8%	96.6%	0.2%	92,134	90,052	2.3%		2.4%

Southern California
Los Angeles, CA	8,027	2,336	2,235	4.5%	96.1%	96.7%	(0.6)%	54,065	52,029	3.9%		4.0%
Orange County, CA	2,443	2,130	2,068	3.0%	96.3%	96.0%	0.3%	15,036	14,561	3.3%		2.2%
San Diego, CA	2,227	2,150	2,050	4.9%	95.9%	95.4%	0.5%	13,778	13,078	5.4%		5.4%
Southern California	12,697	2,264	2,171	4.3%	96.1%	96.4%	(0.3)%	82,879	79,668	4.0%		3.8%

Total Established	56,286	$2,570	$2,508	2.5%	96.2%	96.3%	(0.1)%	$417,395	$407,626	2.4%	(3)	2.3%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2017 such that a comparison of Q1 2017 to Q1 2018 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)
With concessions reflected on a cash basis, rental revenue from Established Communities increased 2.1% from Q1 2017 to Q1 2018. The increase in rental revenue on an accrual basis is greater than the increase on a cash basis from Q1 2017 to Q1 2018 due to a decrease in the amount of concessions being amortized in Q1 2018 as compared to the prior year period, with the amount of concessions amortized in a calendar quarter typically a function of concessions granted during the preceding 12 month period.

(4)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Rental Revenue and Occupancy Changes - Established Communities (1)
March 31, 2018
 (unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s)
											% Change
		Q1 18	Q4 17	% Change	Q1 18	Q4 17	% Change	Q1 18	Q4 17	% Change	incl. Redev (3)
New England
Boston, MA	6,175	$2,495	$2,490	0.2%	95.5%	95.6%	(0.1)%	$44,143	$44,102	0.1%	0.0%
Fairfield-New Haven, CT	1,970	2,439	2,447	(0.3)%	96.3%	95.3%	1.0%	13,888	13,785	0.7%	0.7%
New England	8,145	2,482	2,481	0.0%	95.7%	95.5%	0.2%	58,031	57,887	0.2%	0.1%

Metro NY/NJ
New York City, NY	4,033	3,790	3,793	(0.1)%	95.8%	96.4%	(0.6)%	43,926	44,228	(0.7)%	(0.8)%
New York - Suburban	3,233	3,042	3,042	0.0%	95.9%	96.6%	(0.7)%	28,298	28,503	(0.7)%	(0.6)%
New Jersey	4,424	2,483	2,482	0.0%	96.5%	96.7%	(0.2)%	31,812	31,876	(0.2)%	(0.3)%
Metro NY/NJ	11,690	3,088	3,089	0.0%	96.1%	96.6%	(0.5)%	104,036	104,607	(0.5)%	(0.6)%

Mid-Atlantic
Washington Metro/Baltimore, MD	9,465	2,171	2,172	0.0%	95.9%	96.0%	(0.1)%	59,127	59,177	(0.1)%	(0.2)%
Mid-Atlantic	9,465	2,171	2,172	0.0%	95.9%	96.0%	(0.1)%	59,127	59,177	(0.1)%	(0.2)%

Pacific Northwest
Seattle, WA	3,256	2,252	2,288	(1.6)%	96.3%	95.8%	0.5%	21,188	21,415	(1.1)%	(1.1)%
Pacific Northwest	3,256	2,252	2,288	(1.6)%	96.3%	95.8%	0.5%	21,188	21,415	(1.1)%	(1.1)%

Northern California
San Jose, CA	4,197	2,744	2,715	1.1%	97.2%	96.7%	0.5%	33,581	33,055	1.6%	1.7%
Oakland-East Bay, CA	3,487	2,559	2,560	0.0%	96.6%	96.3%	0.3%	25,854	25,782	0.3%	0.2%
San Francisco, CA	3,349	3,373	3,380	(0.2)%	96.5%	96.6%	(0.1)%	32,699	32,802	(0.3)%	(0.3)%
Northern California	11,033	2,876	2,869	0.2%	96.8%	96.5%	0.3%	92,134	91,639	0.5%	0.6%

Southern California
Los Angeles, CA	8,027	2,336	2,324	0.5%	96.1%	96.1%	0.0%	54,065	53,772	0.5%	1.0%
Orange County, CA	2,443	2,130	2,123	0.3%	96.3%	96.4%	(0.1)%	15,036	15,001	0.2%	0.4%
San Diego, CA	2,227	2,150	2,140	0.5%	95.9%	96.0%	(0.1)%	13,778	13,718	0.4%	0.4%
Southern California	12,697	2,264	2,253	0.5%	96.1%	96.1%	0.0%	82,879	82,491	0.5%	0.8%

Total Established	56,286	$2,570	$2,569	0.0%	96.2%	96.2%	0.0%	$417,395	$417,216	0.0%	0.1%

(1)	Established Communities are communities with Stabilized Operations as of January 1, 2017.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	Represents the change in rental revenue if the Company were to include planned, current and previously completed Redevelopment Communities as part of its Established Communities portfolio.

Attachment 6
AvalonBay Communities, Inc.
Operating Expenses ("Opex") - Established Communities (1)
March 31, 2018
(Dollars in thousands)
(unaudited)

	Q1 2018	Q1 2017	% Change	Q1 2018 % of Total Opex

Property taxes (2)	$41,808	$38,886	7.5%	34.2%
Payroll (3)	28,796	26,960	6.8%	23.6%
Repairs & maintenance	17,619	17,757	(0.8)%	14.4%
Office operations	14,814	14,787	0.2%	12.1%
Utilities (4)	12,216	11,494	6.3%	10.0%
Insurance (5)	4,526	3,567	26.9%	3.7%
Marketing (6)	2,408	2,563	(6.0)%	2.0%
Total Established Communities Operating Expenses	$122,187	$116,014	5.3%	100.0%

(1)
Operating expenses for Established Communities exclude indirect costs for off-site corporate-level property management related expenses and other support-related expenses. See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)
Property taxes increased for the three months ended March 31, 2018 over the prior year period primarily due to successful appeals in the California markets in the prior year period, and increased rates and assessments in the Company's Seattle portfolio and other markets in the current year period.

(3)
Payroll increased for the three months ended March 31, 2018 over the prior year period primarily due to merit increases in associate compensation, the timing of benefits costs and an increase in associate headcount, which is partially offset by a reduction in temporary labor costs reported as a component of repairs & maintenance expense.

(4)
Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three months ended March 31, 2018 over the prior year period is primarily due to increased water and sewer expense, net of resident reimbursements, trash removal costs, as well as higher rates and consumption for electricity and gas in the Company’s northeast markets.

(5)
Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increase for the three months ended March 31, 2018 over the prior year period is primarily due to increased property insurance premiums and deductibles, and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(6)
Marketing costs decreased for the three months ended March 31, 2018 from the prior year period primarily due to a decrease in call center costs resulting from increased internet based tour scheduling, partially offset by an increase in customer service incentives.

Attachment 7
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
March 31, 2018
(Dollars in thousands except per home data)
(unaudited)

		Q1 2018 Maintenance Expensed Per Home					Categorization of Q1 2018 Additional Capitalized Value (2)
Current Communities (1)	Apartment Homes (1)	Carpet Replacement		Other Maintenance (3)		Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)(6)	Asset Preservation (5)	Q1 2018 Additional Capitalized Value	NOI Enhancing per home	Asset Preservation per home

Established Communities	56,286	$28		$532		$560	$—	(7)	$528	$13,518	$14,046	$9	$240
Other Stabilized Communities	10,213	27		547		574	10,556	(8)	821	857	12,234	$80	$84
Development Communities (9)	7,237	—		169		169	150,024		—	—	150,024	—	—
Dispositions	—	—		—		—	—		—	—	—	—	—
Redevelopment Communities (9)	7,070	16		611		627	51,469		—	—	51,469	—	—
Total	80,806	$24	(10)	$508	(10)	$532	$212,049		$1,349	$14,375	$227,773	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)
Policy is to capitalize expenditures for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.

(3)	Other maintenance includes maintenance, landscaping and redecorating costs.
(4)	Includes the impact of the write-off of impaired assets and additional capitalized spend related to recognized casualty and impairment loss.
(5)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	Includes $813 in rebates received during the three months ended March 31, 2018 relating to NOI Enhancing Capex incurred during 2017.
(7)	Represents redevelopment that is primarily focused on the exterior and/or common area and therefore is included in the Established Community portfolio and not classified as Redevelopment.
(8)	Represents acquired communities, coupled with commitment close-outs and construction true-ups on recently constructed communities.
(9)	Represents communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(10)	Total maintenance expensed per home excludes maintenance costs related to dispositions.

Other Capitalized Costs
	Interest	Overhead
Q2 2017	$17,279	$12,562
Q3 2017	$16,223	$12,076
Q4 2017	$13,097	$11,533
Q1 2018	$13,164	$12,524

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2018
(unaudited)

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of April 13th, 2018			Q1 '18 (1)

	High Rise Communities:
1.	11 West 61st Street (2)	New York, NY	172	$604	Q4 2016	Q2 2019	Q4 2019	Q2 2020	$10,730	—	—	—	—
2.	Avalon Belltown Towers (2)	Seattle, WA	275	147	Q4 2016	Q3 2019	Q4 2019	Q2 2020	3,510	—	—	—	—
3.	Avalon Towson	Towson, MD	371	114	Q4 2017	Q1 2020	Q4 2020	Q2 2021	2,065	—	—	—	—
	High Rise Under Construction Subtotal / Weighted Average		818	$865					$4,375

4.	AVA NoMa	Washington, D.C.	438	$144	Q2 2015	Q1 2017	Q1 2018	Q3 2018	$2,780	100%	92%	84%	71%
5.	Avalon Brooklyn Bay (3)	Brooklyn, NY	180	97	Q3 2015	Q3 2017	Q1 2018	Q2 2018	3,260	100%	98%	97%	97%
	High Rise Communities Completed Subtotal / Weighted Average		618	$241					$2,920

	High Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.3%

	Mid Rise Communities:
1.	AVA Wheaton	Wheaton, MD	319	$77	Q4 2015	Q3 2017	Q2 2018	Q4 2018	$1,915	82%	63%	50%	37%
2.	Avalon Dogpatch	San Francisco, CA	326	203	Q4 2015	Q3 2017	Q2 2018	Q4 2018	4,205	83%	73%	60%	46%
3.	Avalon Maplewood (4)	Maplewood, NJ	235	66	Q4 2015	Q4 2017	Q2 2018	Q4 2018	2,290	91%	68%	60%	62%
4.	AVA North Point (5)	Cambridge, MA	265	114	Q2 2016	Q1 2018	Q3 2018	Q1 2019	2,925	56%	34%	14%	6%
5.	Avalon Boonton	Boonton, NJ	350	91	Q3 2016	Q2 2019	Q1 2020	Q3 2020	2,390	—	—	—	—
6.	Avalon Public Market	Emeryville, CA	289	149	Q4 2016	Q4 2018	Q2 2019	Q4 2019	3,605	—	—	—	—
7.	Avalon Teaneck	Teaneck, NJ	248	73	Q4 2016	Q2 2019	Q1 2020	Q3 2020	2,510	—	—	—	—
8.	AVA Hollywood (2)	Hollywood, CA	695	365	Q4 2016	Q2 2019	Q2 2020	Q4 2020	3,380	—	—	—	—
9.	AVA Esterra Park	Redmond, WA	323	91	Q2 2017	Q4 2018	Q3 2019	Q1 2020	2,060	—	—	—	—
10.	Avalon at the Hingham Shipyard II	Hingham, MA	190	64	Q2 2017	Q4 2018	Q2 2019	Q4 2019	2,605	—	—	—	—
11.	Avalon Yonkers	Yonkers, NY	590	188	Q4 2017	Q4 2019	Q2 2021	Q3 2021	2,750	—	—	—	—
12.	Avalon Walnut Creek II	Walnut Creek, CA	200	93	Q4 2017	Q3 2019	Q1 2020	Q2 2020	3,465	—	—	—	—
	Mid Rise Under Construction Subtotal / Weighted Average		4,030	$1,574					$2,885

	Mid Rise Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.1%

	Garden Communities:
1.	Avalon Piscataway	Piscataway, NJ	360	$89	Q2 2017	Q3 2018	Q2 2019	Q4 2019	$2,310	—	—	—	—
2.	Avalon Sudbury	Sudbury, MA	250	85	Q3 2017	Q2 2018	Q1 2019	Q3 2019	2,645	—	—	—	—
3.	Avalon North Creek	Bothell, WA	316	84	Q4 2017	Q2 2019	Q1 2020	Q3 2020	2,105	—	—	—	—
	Garden Under Construction Subtotal / Weighted Average		926	$258					$2,330

4.	Avalon Somers	Somers, NY	152	$46	Q2 2016	Q2 2017	Q1 2018	Q2 2018	$2,630	100%	97%	94%	84%
	Garden Communities Completed Subtotal / Weighted Average		152	$46					$2,630

	Garden Weighted Average Projected NOI as a % of Total Capital Cost (1)			6.4%

	Total / Weighted Average Under Construction and Completed this quarter		6,544	$2,984					$2,990

	Total Weighted Average Projected NOI as a % of Total Capital Cost (1)			5.8%

Asset Cost Basis (millions) (6):
	Total Capital Cost, under construction and completed			$3,327
	Total Capital Cost, disbursed to date			(2,120)
	Total Capital Cost, remaining to invest			$1,207

(1)
See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Unconsolidated joint venture communities are excluded from weighted average projected NOI as a % of Total Capital Cost.

(2)	Developments containing at least 10,000 square feet of retail space include 11 West 61st Street (67,000 sf), Avalon Belltown Towers (11,000 sf) and AVA Hollywood (19,000 sf).

(3)
The Company developed this project with a private development partner. The Company owns the rental portion of the development on floors 3-19 and the partner owns the for-sale condominium portion on floors 20-30 of the development. Information in this attachment represents only the Company's portion of the project. The Company provided a construction loan to the development partner to fund the condominium portion of the project, of which $41,976,000 is outstanding for principal and interest, net of repayments, as of March 31, 2018.

(4)	This schedule reflects the impact of the Maplewood casualty loss.

(5)
The Company is developing this project within an unconsolidated joint venture that was formed in July 2016, in which the Company owns a 55.0% interest. Total Capital Cost is for the venture and reflects the underlying land at the assigned contribution value upon formation of the venture.

(6)
Includes the communities presented on this attachment plus three additional communities with 958 apartment homes representing $394 million in Total Capital Costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Q1 2018 NOI for these 24 communities was $9 million. AVA North Point is included at AVB share.

Attachment 9

AvalonBay Communities, Inc.
Future Development as of March 31, 2018
(unaudited)

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1)
		of Homes	(millions)

Development Rights as of 12/31/2017	29	9,496	$3,788

Q1 2018
Q1 Additions	—	—	$—
Q1 Construction starts	—	—	—
Q1 Adjustments to existing Development Rights	(1)	(228)	(64)
Development Rights as of 3/31/2018	28	9,268	$3,724

Current Development Rights by Region as of March 31, 2018

New England	6	1,380	$508
Metro NY/NJ	10	3,770	1,488
Mid-Atlantic	3	1,058	305
Pacific Northwest	1	272	80
Northern California	5	1,507	762
Southern California	3	1,281	581
Total	28	9,268	$3,724

(1)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
March 31, 2018
(Dollars in thousands)
(unaudited)

				Select Operating Information
		Company	Number of	NOI (3)	Disposition Gains and Other Activity (3) (4)	Debt
Unconsolidated Real Estate	Number of	Ownership	Apartment	Q1	Q1	Principal	Interest
Investments (1)	Communities	Percentage (2)	Homes	2018	2018	Amount (3)	Rate (5)

Multifamily Partners AC LP	6	28.6%	1,077	$5,982	—	$236,704	3.16%
Multifamily Partners AC JV LP	3	20.0%	921	4,405	—	162,300	(6) 6.00%
MVP I, LLC	1	25.0%	313	2,812	—	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,168	—	22,621	3.40%
Total Unconsolidated Real Estate Investments	11		2,616	$14,367	$—	$524,625	4.06%

(1)	Excludes development joint ventures and joint ventures formed with Equity Residential as part of the Archstone acquisition

(2)	Company ownership percentages do not reflect the impact of promoted interests.

(3)	NOI, outstanding indebtedness and disposition gains and other activity are presented at 100% ownership.

(4)
Disposition gains and other activity is composed primarily of gains on disposition of unconsolidated real estate investments, of which the Company's portion is included in joint venture income as presented on Attachment 1 - Condensed Consolidated Operating Information. During the three months ended March 31, 2018, there were no dispositions of unconsolidated real estate investments. The Company's portion of income from disposition gains and other activity for the three months ended March 31, 2017 was $8,697, related to dispositions by AvalonBay Value Added Fund II, L.P. ("Fund II").

(5)	Represents the weighted average interest rate as of March 31, 2018.

(6)	Borrowing is comprised of loans made by the equity investors in the venture in proportion to their equity interests.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
March 31, 2018
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2018	$70,456	$—	$70,456
Fixed rate	$566,091		2019	119,164	—	119,164
Variable rate	909,788		2020	143,774	650,000	793,774
Subtotal, secured notes	1,475,879	3.5%	2021	31,103	550,000	581,103
			2022	3,483	550,000	553,483
Unsecured notes			2023	3,713	600,000	603,713
Fixed rate	5,650,000		2024	3,950	450,000	453,950
Variable rate	550,000		2025	89,037	825,000	914,037
Subtotal, unsecured notes	6,200,000	3.7%	2026	4,486	775,000	779,486
			2027	189,148	400,000	589,148
Variable rate facility (3)	—	—	Thereafter	817,565	1,400,000	2,217,565
Total Debt	$7,675,879	3.7%		$1,475,879	$6,200,000	$7,675,879

SELECT DEBT METRICS (4)

Net Debt-to-Core EBITDAre	5.1x	Interest Coverage	6.5x	Unencumbered NOI	89%	Weighted avg years to maturity of total debt	10.4

DEBT COVENANT COMPLIANCE (4)

Unsecured Line of Credit Covenants	March 31, 2018	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	30.2%	<	60%
Combined EBITDA to Combined Debt Service	6.03x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	24.2%	<	65%
Secured Indebtedness to Capitalization Value (5)	5.7%	<	40%

Unsecured Senior Notes Covenants (6)	March 31, 2018	Requirement

Total Outstanding Indebtedness to Total Assets (7)	34.1%	<	65%
Secured Indebtedness to Total Assets (7)	6.5%	<	40%
Unencumbered Assets to Unsecured Indebtedness	321.9%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.32x	>	1.50x

(1)	Rates are as of March 31, 2018 and include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)
Principal amortization and maturities, including amounts due at maturity, exclude the Company's unsecured credit facility and any associated issuance discount, mark-to-market discounts and deferred financing costs.

(3)	Represents amounts outstanding at March 31, 2018 under the Company's $1.5 billion unsecured credit facility.

(4)	See Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for the year ended March 31, 2018, capitalized at a rate of 6% per annum, plus the book value of Development Communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 12 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
March 31, 2018
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that will not directly result in increased revenue or expense savings.

Average Rent per Home, as calculated for certain Development Communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fourth Amended and Restated Revolving Loan Agreement dated as of January 14, 2016 and the Company’s Term Loan Agreement dated February 28, 2017, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the Indenture governing its unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Development Communities are communities that are under construction and for which a certificate or certificates of occupancy for the entire community has not been received. These communities may be partially complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Attachment 12

Established Communities are consolidated communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2018 operating results, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2017, are not conducting or planning to conduct substantial redevelopment activities and are not held for sale or planned for disposition within the current year.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods.  A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

	Q1	Q1
	2018	2017
Net income	$141,590	$235,781
Interest expense, net, inclusive of loss on extinguishment of debt, net	55,510	49,295
Income tax expense	—	20
Depreciation expense	159,059	140,621
EBITDA	$356,159	$425,717

Gain on sale of communities	—	(87,949)
Joint venture EBITDAre adjustments (1)	2,942	3,698
EBITDAre	$359,101	$341,466

Loss (gain) on other real estate transactions	47	(366)
Joint venture promote	(925)	(6,765)
Casualty and impairment (gain) loss, net	(58)	11,688
Lost NOI from casualty losses covered by business interruption insurance	898	1,805
Advocacy contributions	303	—
Severance related costs	370	124
Development pursuit and other write-offs	327	423
Legal settlements	300	—
Core EBITDAre	$360,363	$348,375

(1) Includes joint venture interest, taxes and depreciation included in net income attributable to common stockholders.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 12

	Q1	Q1
	2018	2017
Net income attributable to common stockholders	$141,643	$235,875
Depreciation - real estate assets, including joint venture adjustments	158,483	140,957
Distributions to noncontrolling interests	11	11
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(8,697)
Gain on sale of previously depreciated real estate	—	(87,949)
FFO attributable to common stockholders	300,137	280,197

Adjusting items:
Joint venture losses	—	266
Joint venture promote (1)	(925)	(6,765)
Impairment loss on real estate (2)(4)	—	9,350
Casualty (gain) loss, net on real estate (3)(4)	(58)	2,338
Lost NOI from casualty losses covered by business interruption insurance (5)	898	1,805
Loss on extinguishment of consolidated debt	397	—
Advocacy contributions	303	—
Severance related costs	370	124
Development pursuit and other write-offs	327	423
Loss (gain) on other real estate transactions	47	(366)
Legal settlements	300	—
Core FFO attributable to common stockholders	$301,796	$287,372

Average shares outstanding - diluted	138,153,170	137,531,242

Earnings per share - diluted	$1.03	$1.72
FFO per common share - diluted	$2.17	$2.04
Core FFO per common share - diluted	$2.18	$2.09

(1) Represents the Company's promoted interest in Fund II.
(2) Amount for 2017 includes an impairment charge for a land parcel the Company had acquired for development and sold in July 2017.
(3) Amount for 2017 includes $19,481 for the Maplewood casualty loss, partially offset by $17,143 of property damage insurance proceeds.
(4) Aggregate impact of (i) Impairment loss on real estate and (ii) Casualty (gain) loss, net on real estate, is a gain of $58 and a loss of $11,688 for 2018 and 2017, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.

(5) Amount for 2018 relates to the Maplewood casualty loss in Q1 2017, for which the Company recognized $3,495 in business interruption insurance proceeds in Q3 2017. Amount for 2017 relates to a casualty event at Edgewater in Q1 2015, for which the Company received $20,306 in business interruption insurance proceeds in Q1 2016.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Interest Coverage is calculated by the Company as Core EBITDAre, divided by the sum of interest expense, net, and preferred dividends, if applicable. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended March 31, 2018 is as follows (dollars in thousands):

Attachment 12

Core EBITDAre	$360,363

Interest expense, net	$55,113

Interest Coverage	6.5 times

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New move-in like-term effective rent change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal like-term effective rent change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Net Debt-to-Core EBITDAre is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2018 Core EBITDAre, as adjusted. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

Total debt principal (1)	$7,675,879
Cash and cash in escrow	(271,407)
Net debt	$7,404,472

Core EBITDAre	$360,363

Core EBITDAre, annualized	$1,441,452

Net Debt-to-Core EBITDAre	5.1 times

(1) Balance at March 31, 2018 excludes $11,039 of debt discount and $38,328 of deferred financing costs as reflected in unsecured notes, net, and $16,328 of debt discount and $10,729 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed acquisition, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, joint venture income, depreciation expense, corporate income tax expense, casualty and impairment loss (gain), net, gain on sale of communities, loss (gain) on other real estate transactions and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 12

	Q1	Q1	Q4
	2018	2017	2017
Net income	$141,590	$235,781	$237,486
Indirect operating expenses, net of corporate income	18,082	16,297	16,926
Investments and investment management expense	1,643	1,321	1,659
Expensed acquisition, development and other pursuit costs, net of recoveries	800	728	649
Interest expense, net	55,113	49,295	52,523
Loss on extinguishment of debt, net	397	—	1,310
General and administrative expense	13,664	13,226	11,904
Joint venture income	(1,740)	(16,672)	(358)
Depreciation expense	159,059	140,621	157,100
Casualty and impairment (gain) loss, net	(58)	11,688	(5,438)
Gain on sale of communities	—	(87,949)	(92,845)
Loss (gain) on other real estate transactions	47	(366)	11,153
NOI from real estate assets sold or held for sale	(2,144)	(8,101)	(3,404)
NOI	$386,453	$355,869	$388,665

Established:
New England	$37,643	$36,971	$38,571
Metro NY/NJ	71,921	71,296	74,274
Mid-Atlantic	41,067	40,983	41,973
Pacific NW	14,838	14,930	16,073
No. California	70,494	69,222	70,268
So. California	59,394	58,310	59,371
Total Established	295,357	291,712	300,530
Other Stabilized	47,265	29,692	46,591
Redevelopment	34,335	35,180	35,137
Development	9,496	(715)	6,407
NOI	$386,453	$355,869	$388,665

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

	Q1	Q1
	2018	2017

Revenue from real estate assets sold or held for sale	$3,225	$12,706
Operating expenses from real estate assets sold or held for sale	(1,081)	(4,605)
NOI from real estate assets sold or held for sale	$2,144	$8,101

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for Redevelopment Communities.

Other Stabilized Communities are completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2018. Other Stabilized Communities do not include communities that are conducting or planning to conduct substantial redevelopment activities.

Attachment 12

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the second quarter 2018 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

	Low Range	High Range
Projected EPS (diluted) - Q2 2018	$1.91	$1.97
Depreciation (real estate related)	1.13	1.13
Gain on sale of communities	(0.89)	(0.89)
Projected FFO per share (diluted) - Q2 2018	2.15	2.21

Lost NOI from casualty losses covered by business interruption insurance	0.01	0.01
Projected Core FFO per share (diluted) - Q2 2018	$2.16	$2.22

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development Communities do not include property management fee expense. Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Redevelopment Communities are consolidated communities where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the operations of the community, including occupancy levels and future rental rates.

Redevelopment Communities include 14 communities containing 6,260 apartment homes that are currently under active redevelopment as of March 31, 2018, with an expected Total Capital Cost of $270,000,000, of which $184,000,000 is remaining to invest. In addition, during 2017, the Company commenced the reconstruction of the building that was destroyed in the Edgewater casualty loss in 2015. Upon completion, the new Edgewater building is expected to contain 240 apartment homes and be reconstructed for $60,000,000 excluding costs incurred prior to the start of reconstruction. The new Edgewater building's 240 apartment homes are currently excluded from the Company's home count and per home and occupancy metrics in this release, and will be included in the Company's home count upon completion.

Attachment 12

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q1	Q1
	2018	2017
Rental revenue (GAAP basis)	$417,395	$407,626
Concessions amortized	360	1,746
Concessions granted	(415)	(754)

Rental Revenue with Concessions
on a Cash Basis	$417,340	$408,618

% change -- GAAP revenue		2.4%

% change -- cash revenue		2.1%

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured debt as of March 31, 2018 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2018 is as follows (dollars in thousands):

Q1 2018
NOI
NOI for Established Communities	$295,357
NOI for Other Stabilized Communities	47,265
NOI for Redevelopment Communities	34,335
NOI for Development Communities	9,496
NOI from real estate assets sold or held for sale	2,144
Total NOI generated by real estate assets	388,597
NOI on encumbered assets	43,169
NOI on unencumbered assets	$345,428

Unencumbered NOI	89%